UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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PENN VIRGINIA G.P. HOLDINGS, L.P.

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JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT

February 3, 2011

To the Unitholders of Penn Virginia Resource Partners, L.P. and Penn Virginia GP Holdings, L.P.:

This is a supplement to the joint proxy statement/prospectus of Penn Virginia Resource Partners, L.P. (the “Partnership”) and Penn Virginia GP Holdings, L.P. (“Holdings”), dated December 23, 2010, that was mailed to you on or about December 27, 2010. We are providing this supplement to you in connection with a proposed settlement of the litigation identified in the joint proxy statement/prospectus under the heading “The Proposed Merger — Litigation.” Terms used but not otherwise defined in this supplement have the meanings assigned to them in the joint proxy statement/prospectus.

The Partnership has filed a registration statement and the Partnership and Holdings have filed a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (the “SEC”) in connection with the merger. Before you invest or vote you should read the joint proxy statement/prospectus and other documents that the Partnership and Holdings have filed with the SEC for more complete information about the Partnership, Holdings and the merger. The joint proxy statement/prospectus was sent to you to seek your approval as contemplated by the merger agreement. You may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about the Partnership and Holdings, without charge, at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by contacting investor relations at (800) 422-2825, or by accessing www.pvresource.com or www.pvgholdings.com.

You should read the joint proxy statement/prospectus and this supplement together. To the extent that the information in this supplement is inconsistent with the information in the joint proxy statement/prospectus, the information in this supplement supersedes the information in the joint proxy statement/prospectus.

This supplement and the joint proxy statement/prospectus, including information included or incorporated by reference in the joint proxy statement/prospectus, contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of the Partnership and Holdings and other statements that are not historical facts. These statements may be identified by their use of predictive, future tense or forward-looking words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” or similar expressions. Please read the information on page 77 of the joint proxy statement/prospectus under the heading “Forward-Looking Statements.”

As disclosed in the joint proxy statement/prospectus, on October 1, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, the Partnership and certain of Holdings GP’s directors in the Court of Common Pleas of Delaware County, Pennsylvania under the caption Epoch v. Penn Virginia GP Holdings, L.P., et al. In the complaint, the plaintiff alleged that certain of the defendants breached their fiduciary duties to Holdings’ public unitholders in connection with the merger by, among other things, accepting insufficient consideration and engaging in a flawed process and that certain of the defendants aided and abetted those breaches. Among other things, the complaint sought an order certifying a class consisting of all Holdings public unitholders, enjoining the consummation of the merger, rescinding the merger, directing the board of directors of Holdings GP to obtain a transaction that is in the best interests of the Holdings unitholders and an award of attorneys’ fees and costs. On November 15, 2010, plaintiff filed an amended complaint. In the amended complaint, the purported plaintiffs allege that certain of the purported defendants breached their duties to Holdings’ unitholders pursuant to Holdings’ amended and restated partnership agreement in connection with the merger by, among other things, engaging in a flawed process and failing to provide material information and/or providing materially misleading information to Holdings unitholders in connection with their vote on the merger and that certain of the defendants aided and abetted those breaches. The amended complaint also alleges that certain of the purported defendants breached the implied covenant of good faith and fair dealing that arises from Holdings’ amended and restated partnership agreement. Among other things, the amended complaint seeks an order certifying a class consisting of all Holdings public unitholders, enjoining the consummation of the merger preliminarily and permanently, rescinding the merger, awarding damages and awarding attorneys’ fees and costs.

Also, as disclosed in the joint proxy statement/prospectus, on October 6, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, Holdings GP, the Partnership, the Partnership GP, MergerCo and certain of Holdings GP’s officers and directors in the Court of Common Pleas of Delaware County, Pennsylvania under the caption Scheifele v. Shea, et al. In the complaint, the plaintiff alleges that certain of the defendants breached their fiduciary duties to Holdings’ public unitholders in connection with the merger by, among other things, means of an unfair process and an unfair price and that certain of the defendants aided and abetted those breaches. Among other things, the complaint seeks an order certifying a class consisting of all Holdings public unitholders, enjoining the merger preliminarily or permanently, rescinding the merger, awarding damages and awarding attorneys’ fees and costs.

The parties to the two actions described above have reached an agreement in principle to settle the litigation in its entirety, and have memorialized such agreement in a Memorandum of Understanding (“MOU”), dated February 1, 2011. The MOU provides that the parties will seek dismissal with prejudice of the litigation and a release of the defendants from all present and future claims asserted in the litigation in exchange for providing you with the supplemental disclosure contained in this supplement to the joint proxy statement/prospectus. In addition, in connection with the proposed settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by the defendants (or their insurers). The MOU is subject to a number of conditions, including, without limitation, completion of certain discovery by the plaintiffs, the drafting and execution of a formal Stipulation of Settlement, the consummation of the merger and court approval of the proposed settlement. There is no assurance that these conditions will be satisfied.

The Partnership, Holdings and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the complaints, and specifically deny that any further supplemental disclosure was required or advisable under any applicable rule, statute, regulation or law. However, to avoid the substantial burden, expense, risk, inconvenience and distraction of continuing the litigation, and to fully and finally resolve the claims alleged, the Partnership, Holdings and the other defendants agreed to the MOU described above.

In connection with the proposed settlement of the litigation, the Partnership and Holdings agreed to supplement the following disclosures in the joint proxy statement/prospectus (new text is underlined, and deleted text is stricken through, other than the revised tables set forth in paragraphs 13 through 17 below):

1. The disclosure in the first full paragraph on page 12 of the joint proxy statement/prospectus under the heading “Summary—Interests of Certain Persons in the Merger” is revised as follows:

Senior management of the Partnership GP and Holdings GP prepared certain projections with respect to the Partnership’s and Holdings’ future financial and operating performance on a stand-alone basis. These projections were provided to TudorPickering and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively, and related financial advisory services. Please read “Special Factors—Certain Financial Projections Prepared by Management.”

2. The disclosure in the last paragraph on page 27 of the joint proxy statement/prospectus under the heading “Risk Factors—Risks Related to the Merger and Related Matters” is revised as follows:

Senior management of the Partnership GP and Holdings GP prepared certain projections with respect to the Partnership’s and Holdings’ future financial and operating performance on a stand-alone basis. These projections were provided to TudorPickering and

Credit Suisse for use in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively, and related financial advisory services. Please read “Special Factors—Certain Financial Projections Prepared by Management.”

3. The disclosure in the last paragraph beginning on page 30 of the joint proxy statement/prospectus under the heading “Risk Factors—Tax Risks Related to the Merger” is revised as follows:

The U.S. federal income tax consequences of the merger depend on determinations of fact and interpretations of complex provisions of U.S. federal income tax law. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to Treasury Regulations and other modifications and interpretations. Any modification to the U.S. federal income tax laws or interpretations thereof may or may not be applied retroactively and could change the U.S. federal income tax treatment of the merger to Partnership unitholders and Holdings unitholders. ~~For example, the U.S. House of Representatives has passed legislation relating to the taxation of “carried interests” that may treat transactions, such as the merger, occurring on or after an effective date of January 1, 2011, as a taxable exchange to a unitholder of a partnership such as Holdings. The U.S. Senate has considered legislation that may have a similar effect.~~ For example, in 2010 the U.S. House of Representatives passed legislation relating to the taxation of “carried interests” that would have treated transactions, such as the merger, occurring on or after an effective date of January 1, 2011, as a taxable exchange to a unitholder of a partnership such as Holdings. The U.S. Senate considered legislation during 2010 that would have had a similar effect. However, neither the legislation passed by the U.S. House of Representatives nor the legislation considered by the Senate regarding “carried interests” was enacted into law during 2010. The Partnership and Holdings are unable to predict whether this proposed legislation or any other proposals will ultimately be enacted, and if so, whether any such proposed legislation would be applied retroactively.

4. The disclosure in the third full paragraph on page 36 of the joint proxy statement/prospectus under the heading “Special Factors—Background of the Merger” is revised as follows:

On August 2, 2010, the Holdings Conflicts Committee with representatives of Prickett Jones and Akin Gump in attendance, met to review elements of the proposed transaction and to interview Credit Suisse for the role of financial advisor to the Holdings Conflicts Committee. Following the interview, the Holding Conflicts Committee and legal counsel discussed the presentations, experience and capabilities of the two financial advisors under consideration, and the Holdings Conflicts Committee decided to engage Credit Suisse as its financial advisor. Representatives of Credit Suisse were then invited to return to the meeting, and the Holdings Conflicts Committee, with the assistance of its legal counsel and financial advisor, then reviewed and discussed the terms of the Partnership Conflicts Committee’s proposal on behalf of the Partnership and discussed potential next steps with respect to the proposed transaction, as well as tax matters and certain pending tax legislation. The representatives of Credit Suisse then excused themselves from the meeting. Following the departure of Credit Suisse, the members of the Holdings Conflicts Committee discussed whether the Holdings Conflicts Committee should consider and analyze alternative transactions, including other forms of restructuring the Partnership’s equity capital (including eliminating only a portion of the IDRs, resetting the IDR thresholds and/or periodically waiving portions of the IDR payments), a possible sale or merger with a third party or other strategic alternatives. Among other things, they discussed (i) the fact that the Holdings Board authorized the Holdings Conflicts Committee to consider only the proposed transaction, (ii) the possibility of the Holdings Conflict Committee seeking broader authority from the Holdings Board, (iii) the fact that Penn

Virginia Corporation had engaged in an unsuccessful sales process in 2009 to sell its majority interest in Holdings, and (iv) the importance of concluding the process of analyzing the proposed and/or any alternative transaction as soon as reasonably practical to avoid any adverse consequences that might result from passage of certain proposed tax legislation as well as distractions and uncertainties often associated with prolonged merger negotiations. After further discussion and deliberations, the Holdings Conflicts Committee determined that, unless circumstances changed, it would be in the best interest of Holdings and its unaffiliated unitholders for the Holdings Conflicts Committee to consider only the proposed transaction, subject to the need of the members of the Holdings Conflicts Committee to abide by their fiduciary duties in the event of a third party bid for Holdings.

5. The disclosure in the second full paragraph on page 40 of the joint proxy statement/prospectus under the heading “Special Factors—Background of the Merger” is revised as follows:

On September 2, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Prickett Jones and Akin Gump in attendance, met telephonically to discuss the status of negotiations. After discussions, the committee authorized the chairman of the Holdings Conflicts Committee to have another meeting with the chairman of the Partnership Conflicts Committee and authorized the chairman of the Holdings Conflicts Committee to negotiate further and reach a compromise (if possible), which could not be below a 0.98 exchange ratio. Prior to authorizing its negotiating approach, the Holdings Conflicts Committee considered alternative negotiating strategies (including potential counteroffers from the Partnership Conflicts Committee) and discussed with representatives of Credit Suisse an implied exchange ratio analysis and various other metrics with respect to a 0.98 exchange ratio and that a 0.98 exchange ratio constituted the midpoint between the pending Partnership Conflicts Committee proposal of 0.96 exchange ratio and the Holdings Conflicts Committee most recent counteroffer for a 1.0 exchange ratio.

6. The disclosure in the last paragraph beginning on page 54 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

In connection with the proposed merger, management of the Partnership GP and Holdings GP prepared projections for the Partnership and Holdings on a stand-alone basis. Management initially prepared these projections, which we refer to as the “initial projections,” based on existing operations and specifically identified growth capital expenditures. Management subsequently revised its projections to, among other things, reflect incremental EBITDA from identified growth capital expenditures in 2013 and 2014, maintenance capital and reserve replacement expenditure projections and to include certain adjustments for phantom equity units. The initial projections, as revised, which we refer to as the “revised projections,” were approved by management for use by TudorPickering and Credit Suisse in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively. The revised projections were discussed by Credit Suisse with the Holdings Conflicts Committee and by TudorPickering with the Partnership Conflicts Committee. There have been no material changes in the Partnership’s or Holding’s operations or performance or in any of the projections or assumptions upon which they are based since the delivery of the opinions of Credit Suisse on September 20, 2010, and TudorPickering on September 21, 2010, and no such material changes are currently anticipated to occur before the special meetings of Holdings or the Partnership. The summary of the revised projections set forth below is included in this joint proxy statement/prospectus only because the revised projections were approved by management for use by the respective conflicts committees’ financial advisors and reviewed with the Partnership Conflicts Committee and the Holdings Conflicts Committee in connection with the merger.

7. The disclosure in the last paragraph beginning on page 55 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

The internal financial forecasts of the Partnership and Holdings upon which the projections are based are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature, susceptible to interpretation and accordingly such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the projections are based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods. You should consider the risks identified in the Partnership’s and Holdings’ most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus, and the matters discussed elsewhere in this joint proxy statement/prospectus under “Forward-Looking Statements.”

8. The disclosure in the first full paragraph on page 56 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

In developing the projections, management of the Partnership GP and Holdings GP made numerous material assumptions with respect to the Partnership and Holdings, including:

• organic growth and acquisition opportunities and the amounts and timing of related costs and potential economic returns;

• the availability and cost of capital;

• the cash flow from existing assets and business activities, including assumptions related to royalty coal tonnage in the Partnership’s coal and natural resources management segment and throughput volumes in the Partnership’s midstream segment;

• the commodity prices of natural gas, crude oil and composite NGLs, and the impact they have on the Partnership’s commodity related activities in its midstream segment; and

• other general business, market and financial assumptions.

9. The disclosure in the third full paragraph on page 56 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

Among other financial information, management of the Partnership GP and Holdings GP prepared management projections of distributable cash flow of the Partnership,

distributions to Holdings, and distributed cash flow of Holdings. The revised projections for the Partnership and Holdings were prepared based on the assumption that the Partnership would invest approximately $325 million on identified growth capital expenditures from 2010 through 2014. In addition, the revised projections were based on assumed annual maintenance capital expenditures by the Partnership in 2011 through 2014 in the range of $14 to $15 million and also assumed $24 million in annual reserve replacement capital by the Partnership in 2011 through 2014. The reduction in distributable cash flow due to the assumption of such annual reserve replacement capital has been offset by a reduction in management’s targeted cash distribution coverage ratio from approximately 1.20x to 1.05x.

10. The disclosure in the fourth full paragraph on page 56 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

The initial projections were initially provided to the Partnership Conflicts Committee in July 2010 and to the Holdings Conflicts Committee in August 2010. The revised projections were provided to both conflicts committees’ financial advisors in September 2010. The revised projections were based on management assumptions as of the dates of their preparation and have not been updated since that time. Distributable cash flow of the Partnership, distributions to Holdings, and distributed cash flow of Holdings as set forth in the table below may not be indicative of distributable cash flow, distributions or distributed cash flow generated in the future.

11. The disclosure in the table on page 56 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

Revised Projections (1)

	2011E	2012E	2013E	2014E
	($ in millions, except per unit amounts)
Partnership Distributable Cash Flow~~(1)~~	$146	$155	$161	$160
Partnership Distributable Cash Flow per Partnership
Common Unit~~(1)~~	$2.08	$2.17	$2.23	$2.22
Distributions to Holdings on GP/IDR Interests	$34	$38	$40	$40
Distributions to Holdings on Partnership Common Units	$40	$41	$42	$42

Total Distributions Received by Holdings	$73	$79	$82	$82

Holdings Distributed Cash Flow	$71	$77	$80	$80
Distributed Cash Flow per Holdings Common Unit	$1.81	$1.97	$2.04	$2.04

(1) Projections of ~~Distributable~~ distributable ~~Cash~~ cash ~~Flow~~ flow of the Partnership, distributions to Holdings, and distributed cash flow of Holdings ~~and Distributable Cash Flow per Partnership Common Unit~~ are after assumed reserve replacement capital, as well as assumed annual maintenance capital expenditures, for each of the projection periods presented, but they do not include the projected unidentified acquisitions.

12. The disclosure in the first full paragraph on page 57 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

In order to show the potential impact on the revised projections of the projected unidentified acquisitions, we have included below additional projections prepared by management after approval of the merger agreement by the parties that adjusts the revised projections set forth above respecting distributable cash flow of the Partnership to reflect the inclusion of the projected unidentified acquisitions. The preparation of the additional projections set forth below requires various other assumptions in addition to assuming an average of $100 million annually in unidentified acquisitions through 2014 at purchase prices reflecting an 8.5x EBITDA multiple, financed with approximately equal amounts of debt and equity. The summary of the distributable cash flow of the Partnership below may not be indicative of its distributable cash flow in the future.

13. The disclosure in the last full paragraph on page 70 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Companies Analysis—the Partnership” is revised as follows:

With respect to selected companies analysis for the Partnership, the selected coal company master limited partnerships with publicly traded equity securities and associated financial data reviewed were:

	LP Distributed Yield (%)
	Current	2010E	2011E
Alliance Resource Partners, L.P.	5.4%	5.5%	6.1%
Natural Resource Partners L.P.	8.0%	8.0%	8.3%
Oxford Resource Partners, LP	9.2%	9.2%	NA

14. The disclosure in the second full paragraph on page 71 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Companies Analysis—the Partnership” is revised as follows:

With respect to selected companies analysis for the Partnership, the selected midstream company master limited partnerships with publicly traded equity securities and associated financial data reviewed were:

	LP Distributed Yield (%)
	Current	2010E	2011E
Regency Energy Partners LP	7.4%	7.4%	7.7%
MarkWest Energy Partners, L.P.	7.5%	7.5%	7.8%
Targa Resources Partners LP	7.7%	7.8%	8.3%
Copano Energy, L.L.C.	9.0%	9.0%	9.0%
DCP Midstream Partners, LP	7.4%	7.4%	7.8%
Western Gas Partners, LP	5.5%	5.5%	6.2%
Atlas Pipeline Partners, L.P.	NM(1)	NM	NM
Crosstex Energy, L.P.	NM	NM	NM
Quicksilver Gas Services LP	6.9%	6.8%	7.5%

(1)        NM means “not meaningful”

15. The disclosure in the second full paragraph on page 72 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Companies Analysis—Holdings” is revised as follows:

With respect to selected companies analysis for Holdings, the selected limited partnerships with publicly traded equity securities and associated financial data reviewed were:

	Implied GP only Enterprise Value
	as a multiple of GP only						Current yield spread
	Distributed Cash Flow(1)						to MLP (bps)
	Current		2010E		2011E		Total	GP Only
Energy Transfer Equity, L.P.	17.4	x	17.4	x	16.5	x	155	246
Alliance Holdings GP, L.P.	22.9		22.7		18.7		72	109
NuStar GP Holdings, LLC	20.4		20.0		18.9		136	227
Crosstex Energy, Inc.	NM	(2)	NM		NM		NM	NM
Atlas Pipeline Holdings, L.P.	NM		NM		NM		NM	NM
Holdings at closing price on 9/17/10	15.5		15.5		11.9		56	127
Holdings at proposed exchange ratio	19.0		19.0		14.5		117	240

(1)       Implied value of GP interest (enterprise value less market value of LP units) divided by GP only cash flow net of assumed G&A.

(2)      NM means “not meaningful”

16. The disclosure in the third full paragraph on page 72 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Companies Analysis—Holdings” is revised as follows:

The selected companies analysis for Holdings did not include Enterprise GP Holdings, L.P., Inergy Holdings, L.P. or Buckeye GP Holdings L.P. because those partnerships were participants in recently announced transactions considered in the selected transactions identified below. The selected companies analysis for Holdings indicated the following high, low, mean and median multiples for the selected limited partnerships with publicly traded equity securities and for Holdings, as well as the following current yield to master limited partnership (total and general partner only):

Multiple Description	High		Low		Mean		Median		Implied Multiples for Holdings Based on Closing Price on 9/17/10		Implied Multiples for Holdings Based on Proposed Exchange Ratio
Implied GP only Enterprise Value as a multiple of GP only Distributed Cash Flow
Current	22.9	x	17.4	x	20.2	x	20.4	x	15.5	x	19.0	x
2010E	22.7	x	17.4	x	20.0	x	20.0	x	15.5	x	19.0	x
2011E	18.9	x	16.5	x	18.0	x	18.7	x	11.9	x	14.5	x

Current yield spread to Master Limited Partnership (bps)
Total	155		72		121		136		56		117
GP only	246		109		194		227		127		240

17. The disclosure in the first full paragraph on page 74 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Transactions Analysis” is replaced as follows:

The selected transactions analysis indicated the following:

								Current yield
	GP IDR Tiers and			Implied GP				spread to MLP
	Cash Flows			only multiple(1)				(bps)
			Current
		Highest	cash
	Current	IDR	flow to						GP
Selected Transactions:	IDR tier	tier	GP	Current		FY+1		Total	only
Enterprise Products Partners, L.P./ Enterprise GP Holdings L.P.	25%	25%	15%	27.0	x	23.0	x	210	264

Inergy, L.P./ Inergy Holdings, L.P.	49%	49%	28%	26.8		22.0		243	271
Crestwood Midstream Partners II, LLC/ Quicksilver Gas Services GP LLC	15%	50%	6%	96.8		77.9		332	685
Buckeye Partners, L.P./ Buckeye GP Holdings L.P.	30%	30%	21%	23.8		23.3		234	235
Energy Transfer Equity, L.P./ Regency Energy Partners LP	25%	50%	4%	47.6		44.6		623	623
Magellan Midstream Partners, L.P./ Magellan Midstream Holdings, L.P.	50%	50%	33%	12.8		12.1		197	197
MarkWest Energy Partners, L.P./ MarkWest Hydrocarbon, Inc.	50%	50%	26%	19.5		14.4		115	NM	(2)
Enterprise GP Holdings L.P./ TEPPCO Partners, L.P.	25%	25%	16%	18.1		17.6		42	52
ArcLight Capital Partners, LLC/Kelso & Company/Lehman Brothers Holdings Inc./ Buckeye GP Holdings L.P. (61.9% interest)	30%	30%	19%	24.6		19.4		232	233
Energy Transfer Equity, L.P./ Energy Transfer Partners, L.P. (50% interest)	50%	50%	34%	23.7		17.6		192	192
Plains All American Pipeline, L.P./ Pacific Energy Partners, L.P.	15%	50%	3%	NM		NM		323	623
EPCO, Inc./ TEPPCO Partners, L.P.	50%	50%	29%	16.3		15.7		17	17
EPCO, Inc./ Enterprise Products Partners L.P.	25%	50%	10%	13.1		10.6		NM	NM
Valero L.P./ Kaneb Services LLC	30%	30%	10%	32.8		29.2		217	422
Lehman Brothers/ Pacific Energy Partners, L.P.	2%	50%	2%	32.5		31.4		63	406
ONEOK, Inc./ Northern Border Partners, L.P. (82.5% interest)	25%	50%	7%	16.8		16.8		164	187
Carlyle/Riverstone Global Energy and Power Fund II, L.P./ Buckeye Partners, L.P.	30%	30%	16%	16.2		16.8		4	5
Mean	31%	42%	16%	28.0	x	24.5	x	200	294
Median	30%	50%	16%	23.8		18.5		203	235
High	50%	50%	34%	96.8		77.9		623	685
Low	2%	25%	2%	12.8		10.6		4	5
Implied Multiples for Holdings Based on Proposed Exchange Ratio	50%	50%	21%	19.0	x	14.5	x	117	240

(1)      Equal to transaction value less market value of LP units owned by the GP divided by the GP only distribution.

(2)       NM means “not meaningful”

We cannot complete the merger unless, among other things, (a) the holders of a majority of outstanding Partnership Common Units entitled to vote as of the record date approve and adopt the merger agreement, the merger and the transactions contemplated thereby, and (b) the holders of a majority of outstanding Holdings Common Units entitled to vote as of the record date approve and adopt the merger agreement, the merger and the transactions contemplated thereby at the special meetings of the Partnership unitholders and Holdings unitholders.

VOTES ARE NEEDED BY FEBRUARY 16, 2011. YOUR VOTE ON THE MERGER PROPOSAL IS VERY IMPORTANT TO US. IF YOUR UNITS ARE HELD IN AN ACCOUNT WITH A BROKER OR OTHER NOMINEE, THEY CANNOT BE VOTED WITHOUT YOUR INSTRUCTION. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet as described on your proxy card.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus as supplemented hereby or has passed upon the adequacy or accuracy of the disclosure in the joint proxy statement/prospectus as supplemented hereby. Any representation to the contrary is a criminal offense.

This supplement to the joint proxy statement/prospectus is dated February 3, 2011 and is first being mailed to the Partnership unitholders and the Holdings unitholders on or about February 7, 2011.

William H. Shea, Jr. Director and Chief Executive Officer PVG GP, LLC	Robert B. Wallace Executive Vice President and Chief Financial Officer Penn Virginia Resource GP, LLC